SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                               TRO Learning, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87263R 109
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
     -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
-----------------------                                ---------------------
CUSIP No.  87263R 109                                  Page 2 of 7 Pages
-----------------------                                ---------------------

------------- -----------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Cherry Tree Ventures III,    FIN: 41-1585020
------------- -----------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (SEE INSTRUCTIONS)                                    (a) [X]
                                                                    (b) [ ]

------------- -----------------------------------------------------------------
3             SEC USE ONLY

------------- -----------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Minnesota
------------- -----------------------------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES                     548,360
      BENEFICIALLY        --------- -------------------------------------------
        OWNED BY          6         SHARED VOTING POWER
          EACH                      0
       REPORTING          --------- -------------------------------------------
         PERSON           7         SOLE DISPOSITIVE POWER
          WITH                      548,360
                          --------- -------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    0
------------- -----------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              548,360
------------- -----------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)                                          [ ]

------------- -----------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              7.05%
------------- -----------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              PN
------------- -----------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------                             ------------------------
CUSIP No.  87263R 109                                   Page 3 of 7 Pages
--------------------------                             ------------------------

------------- -----------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Gordon F. Stofer
------------- -----------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (SEE INSTRUCTIONS)                                    (a) [X]
                                                                    (b) [ ]

------------- -----------------------------------------------------------------
3             SEC USE ONLY

------------- -----------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Minnesota
------------- -----------------------------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES                     9,944
      BENEFICIALLY        --------- -------------------------------------------
        OWNED BY          6         SHARED VOTING POWER
          EACH                      548,360
       REPORTING          --------- -------------------------------------------
         PERSON           7         SOLE DISPOSITIVE POWER
          WITH                      9,944
                          --------- -------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    548,360
------------- -----------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              558,304
------------- -----------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)                                        [ ]

------------- -----------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              7.18%
------------- -----------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
------------- -----------------------------------------------------------------

                               Page 3 of 7 Pages

                                  SCHEDULE 13G
---------------------------                            ------------------------
CUSIP No.  87263R 109                                     Page 4 of 7 Pages
---------------------------                            ------------------------

------------- -----------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Tony J. Christianson
------------- -----------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (SEE INSTRUCTIONS)                                    (a) [X]
                                                                    (b) [ ]

------------- -----------------------------------------------------------------
3             SEC USE ONLY

------------- -----------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Minnesota
------------- -----------------------------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES                     7,895
      BENEFICIALLY        --------- -------------------------------------------
        OWNED BY          6         SHARED VOTING POWER
          EACH                      548,360
       REPORTING          --------- -------------------------------------------
         PERSON           7         SOLE DISPOSITIVE POWER
          WITH                      7,895
                          --------- -------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    548,360
------------- -----------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              566,255
------------- -----------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)                                       [ ]

------------- -----------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              7.15%
------------- -----------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
------------- -----------------------------------------------------------------

                               Page 4 of 7 Pages

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)         Name of Issuer:  TRO Learning, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                           555 Poplar Creek Office Plaza
                           1721 Moon Lake Blvd.
                           Hoffman Estates, IL  60194

Item 2(a)         Name of Person Filing:
                  This statement is filed on behalf of Cherry Tree Ventures III, a Limited Partnership and on behalf of Gordon F. Stofer and Tony J. Christianson, who are Managing General Partners of Cherry Tree Ventures III, a Limited Partnership.

Item 2(b)         Address of Principal Business Office or, if none, residence:
                           Centennial Lakes Office Park
                           7601 France Avenue South, Suite 150
                           Minneapolis, MN  55435

                  Each of Gordon F. Stofer and Tony J. Christianson has the above address.

Item 2(c)         Citizenship:  Partnership is organized in Minnesota.

                  Each of Gordon F. Stofer and Tony J. Christianson is a citizen of the United States.

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP No.:

                  87263R 109

Item 3            Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

                  Not applicable

[ Alt. Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
             Exchange Act.

                  (b) [ ] Bank as defined in Section 3(a)(b) of the Exchange
             Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the
             Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule
             13d-1(b)(1)(ii)(E).

                               Page 5 of 7 Pages

                  (f) [ ] An employee benefit plan or endowment fund in
             accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in
             accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
                                                                        [  ]

Item 4            Ownership

                  See pages 2, 3, & 4 - Item 9

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  The Group is Cherry Tree Ventures III. Mr. Stofer and Mr. Christianson are members of this group because of their positions as Managing General Partners of CTV III: voting and control is based on their role as Managing General Partners of CTV III and they disclaim beneficial ownership of those shares.

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certifications:

                  Not applicable

                               Page 6 of 7 Pages

[Alt. Item 10     Certifications:

                  (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                  (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


CHERRY TREE VENTURES III,                       January 21, 2000
A Limited Partnership                                  (Date)

  /s/ Tony J. Christianson                    /s/ Tony J. Christianson
        (Signature)                                  (Signature)

Tony J. Christianson, Managing Partner       Tony J. Christianson, Individual
      (Name and title)                              (Name and title)



  /s/ Gordon F. Stofer                          /s/ Gordon F. Stofer
       (Signature)                                     (Signature)

Gordon F. Stofer, Managing Partner          Gordon F. Stofer, Individual
       (Name and title)                              (Name and title)


                               Page 7 of 7 Pages